UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

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LAKE AREA CORN PROCESSORS, LLC
(Name of Registrant as Specified In Its Charter)

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LAKE AREA CORN PROCESSORS, LLC

46269 South Dakota Highway 34
P.O. Box 100
Wentworth, South Dakota 57075

NOTICE OF 2007 ANNUAL MEETING OF MEMBERS

To be Held Tuesday, June 5, 2007

TO OUR MEMBERS:

The 2007 Annual Meeting of Members (the “Annual Meeting”) of Lake Area Corn Processors, LLC (the “Company”) will be held on Tuesday, June 5, 2007 at the Dakota Prairie Playhouse, 1205 North Washington, Madison, South Dakota, 57042. Lunch will begin at 12:00 p.m. The 2007 Annual Meeting will follow lunch, and will commence at approximately 1:00 p.m. The Board of Managers encourages you to attend the meeting. A trip to the Basin Electric generation plant in North Dakota will be given away the day of the annual meeting courtesy of our supplier Sioux Valley Energy.

The purposes of the meeting are:

•                  To elect two (2) individuals to the Board of Managers.

•                  To transact such other business as may properly come before the 2007 Annual Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Information Statement accompanying this notice. If you have any questions regarding the information in the Information Statement or regarding completion of the enclosed ballot, please call the Company at (605) 483-2676.

Only members listed on the Company’s records at the close of business on May 1, 2007 are entitled to notice of the Annual Meeting and to vote at the 2007 Annual Meeting and any adjournments thereof. For your ballot to be valid, it must be received by the Company no later than 1:00 p.m. on June 5, 2007.

All members are cordially invited to attend the 2007 Annual Meeting in person.  However, to assure the presence of a quorum, the Board of Managers requests that you promptly sign, date and return the enclosed ballot, whether or not you plan to attend the meeting. You may fax the enclosed ballot to the Company or mail it to us using the enclosed envelope.  You may present the ballot in person if you attend the meeting.

By order of the Board of Managers,

/s/ DOUGLAS VAN DUYN
Douglas Van Duyn
Chairman of the Board of Managers

Wentworth, South Dakota
April 30, 2007

Lake Area Corn Processors, LLC
46269 South Dakota Highway 34
P.O. Box 100
Wentworth, South Dakota 57075

Information Statement
2007 Annual Meeting of Members
Tuesday, June 5, 2007

The enclosed Information Statement and ballot was prepared by the board of managers of Lake Area Corn Processors, LLC (the “Company”) for use at the 2007 Annual Meeting of Members of the Company to be held on Tuesday, June 5, 2007 (the “2007 Annual Meeting”), and at any adjournment thereof.  The 2007 Annual Meeting will be held at Dakota Prairie Playhouse, 1205 North Washington, Madison, South Dakota, 57042. Lunch will begin at 12:00 p.m. The Annual Meeting will follow lunch, and will commence at approximately 1:00 p.m. Distribution of this Information Statement and ballot to the members is scheduled to begin on or about May 1, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:           Why did I receive this Information Statement?

A:                                   The board of managers of the Company (the “Board”) is providing this Information Statement and ballot to enable you to vote at the 2007 Annual Meeting because you were a member of the Company at the close of business on May 1, 2007, the record date, and are entitled to vote at the meeting. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:                                  What am I voting on?

A:                                     The election of two (2) managers. The nominees are Jay Van Liere, Bruce Kleinjan, Rick Kasperson, Bob Schmidt, Terry Schultz, and Douglas Van Duyn. Although the Board is not currently aware of any additional matters, if other matters do properly come before the 2007 Annual Meeting, those present will vote on those matters if a quorum is present.

Q:                                  How many votes do I have?

A:                                   Each Class A member is entitled to one vote for each matter to be voted on at the 2007 Annual Meeting, regardless of how many capital units he or she owns. For purposes of the 2007 Annual Meeting, because we will be electing two managers, there are two matters to be voted upon by the members. This means that you must cast two votes, with no nominee receiving more than one vote each. Our operating agreement does not provide for cumulative voting which means that you cannot cast two votes for one nominee or you cannot vote for only one nominee.

Q:                                  How many Class A Members are there?

A:                                   As of May 1, 2007, there are 1,003 Class A members, which means there are 1,003 total votes available.

Q:                                  What constitutes a quorum?

A:                                   The presence of ten percent (10%) of the Class A members constitutes a quorum.  Based on the current number of Class A members, 101 members would constitute a quorum.  If you submit a properly executed ballot, then you will be considered part of the quorum for purposes of the manager elections.

Q:                                  What is the voting requirement to elect the managers?

A:                                   In the election of managers, the two (2) persons receiving the greatest number of votes relative to the votes cast for their competitors will be elected regardless of whether an individual nominee receives votes from a majority of the quorum.

Q:           What is the effect of an abstention?

A:                                   Because managers are elected by plurality vote, abstentions will not be counted either for or against any nominee.  Neither South Dakota law nor our operating agreement provide for appraisal rights or similar rights and therefore an abstention or a vote against a proposed nominee does not affect the availability of appraisal rights or similar rights and does not act as a waiver of those rights.

Q:                                  How do I vote?

A:                                   You can vote by attending the 2007 Annual Meeting in person or by use of the enclosed ballot.  You may vote using any of the following methods:

•                  Ballot.  The votes represented by each properly executed ballot will be voted at the 2007 Annual Meeting in accordance with the member’s directions.  The Company urges you to specify your choices by marking the appropriate boxes on your enclosed ballot.  After you have marked your choices, please sign and date the enclosed ballot and return it in the enclosed envelope or fax it to the Company by 1:00 p.m. on June 5, 2007.

•                  In person at the 2007 Annual Meeting.  All members may present the ballot in person at the 2007 Annual Meeting.

Q:           What can I do if I change my mind after I send in my ballot?

A:            You may revoke your ballot by:

•                  Giving written notice of the revocation, prior to 1:00 p.m. on June 5, 2007, to Alan May, Membership Coordinator, at the Company’s offices at 46269 South Dakota Highway 34, Wentworth, South Dakota, 57075; or

•                  Giving personal or written notice of the revocation to Alan May, Membership Coordinator, at the commencement of the 2007 Annual Meeting.

Q:           What happens if I mark too few or too many boxes on the ballot?

A:                                   If you do not mark any choices on the ballot or only mark one choice on the ballot, then your ballot will be void and no nominee will receive your vote. Likewise, if you mark more than two choices on the ballot, your ballot will be void and your vote will not be counted for any of the nominees. In addition, if your ballot is void because you checked too few or too many boxes, your membership vote will not be included in the determination of whether a quorum is present.

Q:           Who can attend the 2007 Annual Meeting?

A:                                   All members as of the close of business on the record date, and their immediate families, may attend the 2007 Annual Meeting.

Q:                                  What is the record date for the 2007 Annual Meeting?

A:                                   May 1, 2007.

Q:                                  Who will count the vote?

A:                                   All votes will be tabulated by Alan May and Dave Wolles, who were appointed Election Inspectors by the Board and will be overseen by company legal counsel.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED BALLOT NO LATER THAN 1:00 p.m. ON TUESDAY, JUNE 5, 2007 (CENTRAL STANDARD TIME) WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

ELECTION OF MANAGERS

Seven elected managers comprise the Board.  The Board is currently divided into three-year staggered terms.  Two managers are to be elected by the members at the 2007 Annual Meeting, and the terms of the remaining elected managers expire in either 2008 or 2009. The following persons have been nominated for the 2007 election by the nomination committee to fill the two open seats available due to the expiration of the terms of office of two incumbent managers:

Name	Term
Jay Van Liere	Three year term ending in 2010
Bruce Kleinjan	Three year term ending in 2010
Rick Kasperson	Three year term ending in 2010
Bob Schmidt	Three year term ending in 2010
Terry Schultz	Three year term ending in 2010
Douglas Van Duyn	Three year term ending in 2010

Detailed information regarding each nominee is provided in the “Information about Nominees” section below.

INFORMATION ABOUT NOMINEES

The table below contains certain information with respect to the nominees for election to the Board at the 2007 Annual Meeting.  Douglas Van Duyn has served on the Board since the Company’s inception.  The remaining nominees have not previously served on the Board. All of the manager nominees, except Douglas Van Duyn who is an executive officer of the Company and sits on our board of managers, satisfy the definition of independence under NASDAQ Rule 4200(a)(15).  We determined the independence of our manager nominees by looking at their business, familial and social relationships as they relate to the Company.

Name and Principal Occupation	Age	Board Member Since	Background
Jay Van Liere	50	—

Jay Van Liere has been involved in real estate for the last nine years. He started Lakeview Realty in 2001 and currently has two offices and five sales associates. In addition to his real estate business, Mr. Van Liere has owned and operated a landscaping business for the last twenty-one years. Mr. Van Liere currently sits on the board of the Lake Madison Development Association. Mr. Van Liere is a member of the company.

Bruce Kleinjan	52	—

Bruce Kleinjan has owned and operated a family farm for the last twenty-seven years. The farm produces corn, soybeans and alfalfa in addition to raising beef cattle. Mr. Kleinjan is a member of the nominating committee for Farm Credit Services. Mr. Kleinjan is a member of the Company.

Rick Kasperson	50	—

Rick Kasperson has been a partner in the Kasperson Brothers Partnership since 1979. The partnership farming operation consists of corn, soybeans, alfalfa, and a beef cow-calf operation. It also includes a Pioneer Hi-Bred seed dealership. Rick attended and graduated in Ag Engineering from South Dakota State University in May of 1979. Mr. Kasperson previously sat on the South Dakota Corn Growers Association board of directors. Mr. Kasperson is a member of the Company.

Bob Schmidt	44	—

Bob Schmidt has been the managing member of B & T Farms LLC since 1994. B & T Farms LLC is a 2,200 acre corn, wheat, soybean and hay farm. Mr. Schmidt has a degree in Business Administration from National College. Mr. Schmidt has served on the board of directors of a non-profit in Sioux Falls for the last six years and is on the steering committee for the Greater Clark Area Community Foundation. Mr. Schmidt is a member of the state and national corn growers associations. Mr. Schmidt is a member of the Company.

Terry Schultz	36	—

Terry Schultz is the president of Domestic Seed Supply, Inc. He has been employed by Domestic Seed Supply since 1993 and he has been president since 2000. In addition, Mr. Schultz has operated a farm since 1993. Mr. Schultz has a degree in Agricultural Business and a minor in Agronomy from South Dakota State University. Mr. Schultz currently sits on the board of directors of the South Dakota Soybean Association. Mr. Schultz is a member of the Company.

Douglas Van Duyn	54	1999

Doug Van Duyn has been farming near Colton, South Dakota since 1971. His farm consists of a corn and alfalfa rotation, feedlot enterprise and cow herd. Mr. Van Duyn is a voting member of the South Dakota Feeder Council and is a member South Dakota Cattlemen’s Association (SDCA) Environmental Issues Working Group. He is also a member of the Natural Resources Conservation Services State Technical Committee and is a director of the South Dakota Livestock Foundation. He is chairman of the SDCA’s Live Cattle Marketing Committee, serving for seven years. He is a former supervisor of the Taopi Township, as well as a former director of the Minnehaha County Cattlemen’s Association and Colton Farmers Elevator. Mr. Van Duyn is a member of the board of directors of Ag United for South Dakota. Mr. Van Duyn also serves on the advisory committee to the Office of Schools and Public Lands. Mr. Van Duyn is a member of the Company and serves on the Dakota Ethanol board of directors.

INFORMATION ABOUT NON-NOMINEE MANAGERS

The following table contains certain information with respect to the members of our Board who are not nominees for election at the 2007 meeting.  All of the non-nominee managers, except Brian Woldt who is an executive officer and sits on our board of managers, satisfy the definition of independence under NASDAQ Rule 4200(a)(15).  We determined the independence of our non-nominee managers by looking at their business, familial and social relationships as they relate to the Company.

Name, Principal Occupation and Address	Age	Term Expires	Background
Ronald Alverson, Farmer	55	2009

Ronald Alverson has been farming near Chester, South Dakota since 1974. Ron is a founding member and past-president of the South Dakota Corn Growers Association and is a former director of the National Corn Growers Association. Ron was recently awarded the Excellence in Agriculture Award from the South Dakota Corn Growers Association and South Dakota Corn Utilization Council for his lifetime contributions to the corn industry in South Dakota. Ron has served on the board of Lake Area Corn Processors since the Company’s inception and was the first chairman of the board. He is also a member of Dakota Ethanol’s Board of Directors.

Brian D. Woldt, Farmer	42	2008

Brian Woldt has been farming near Wentworth, South Dakota since 1994. He was formerly employed for twelve years with Electronic Data System (EDS) and Perot Systems Corporations in Dallas, Texas, holding various technical and financial positions. He graduated from Wentworth High School in 1982 and attended National College of Business in Sioux Falls, South Dakota. Mr. Woldt has been a member of the Board since the Company’s inception. Mr. Woldt also serves on the Dakota Ethanol board of directors.

Randy Hansen, Farmer	48	2009

Randy Hansen graduated from South Dakota State University in 1980 with a Bachelor of Science degree in Agriculture Engineering. Randy is a partner of Longacre Farms and has been involved in production agriculture since 1980, producing corn, soybean, and alfalfa, along with operating a cattle-feeding operation. Randy was elected to the Chester Area school board in 1986 where he served for fifteen years. He is also a member of the South Dakota Corn Growers Association. Mr. Hansen has served on the Company’s Board since 2006. Mr. Hansen also serves on the Dakota Ethanol board of directors.

Dale Schut, Farmer	50	2007

Dale Schut has been farming since 1979. Following graduation from Chester High School in 1974, he also worked at Gehl, Inc. until 1997. He is owner of Schut Farms, a regional bulk commodities trucking company. He also is a member of the South Dakota Soybean Processors, LLC, South Dakota Corn Growers Association, South Dakota Soybean Association and St. Jacob’s Lutheran Church of rural Colton, South Dakota. Mr. Schut has been a member of the Board since the Company’s inception. Mr. Schut also serves on the Dakota Ethanol board of directors.

Dale L. Thompson, Farmer	59	2008

Dale Thompson has farmed in Lake County, South Dakota since 1969. Dale is a member of Churney Lutheran Church and South Dakota Corn Growers Association. He is also a director of the KingBrook Rural Water board. He graduated from South Dakota State University, Brookings, South Dakota in 1969 with a Bachelor of Science Degree in Ag Economics. Mr. Thompson has been a member of the Board since the Company’s inception. Mr. Thompson also serves on the Dakota Ethanol board of directors.

Todd M. Brown, Farmer	41	2008

Todd Brown has been farming on his family farm since 1983. Todd is a former member of the Cattlemen’s Association and the National Corn Growers Association. Todd graduated from Dell Rapids St. Mary’s High School in 1983. Mr. Brown has been a member of the Board since the Company’s inception. Mr. Brown also serves on the Dakota Ethanol board of directors.

EXECUTIVE OFFICERS AND MANAGEMENT

Executive Officers of Lake Area Corn Processors, LLC

Our executive officers are set forth below.  These individuals are also members of our Board, and additional information about them can be found above under “Information about Current Board of Managers.”

Name	Position
Douglas Van Duyn	Chief Executive Officer/Chairman
Brian Woldt	Chief Financial Officer
Randy Hansen	Secretary
Dale Thompson	Vice Chairman
Ronald Alverson	Treasurer

Board of Managers of Dakota Ethanol, LLC

Lake Area Corn Processors, LLC owns Dakota Ethanol, LLC (“Dakota Ethanol”) as a wholly owned subsidiary. Dakota Ethanol owns and operates a 40 million gallon ethanol plant in Wentworth, South Dakota, which produces ethanol and distiller’s grains. Prior to July 2006, members of the Broin family owned an approximately 12% minority interest in Dakota Ethanol. The Company purchased this minority interest in July 2006 and now owns a 100% interest in Dakota Ethanol.

Dakota Ethanol’s board of managers consists of seven individuals representing Dakota Ethanol’s members. Lake Area Corn Processors elects all seven members of Dakota Ethanol’s board of managers.  The Company selected Douglas Van Duyn, Brian Woldt, Randy Hansen, Dale Thompson, Dale Schut, Ronald Alverson and Todd Brown, each of whose biographical information is provided above, to represent us on Dakota Ethanol’s board of managers.

Executive Officers of Dakota Ethanol, LLC

The Executive Officers of Dakota Ethanol are Brian Woldt, Chairman; Ron Alverson, Vice-Chairman; Dale Thompson, Secretary; and Todd Brown, Treasurer.  Detailed information about all Executive Officers of Dakota Ethanol can be found above under “Information about Current Board of Managers.”

Identification of Certain Management and Significant Employees

Dakota Ethanol employs a general manager, Scott Mundt, who makes a significant contribution to the business of Dakota Ethanol by his supervision of the day to day management of Dakota Ethanol’s operations.  Mr. Mundt is 45 years old.  Prior to entering to his employment agreement with Dakota Ethanol, Mr. Mundt was the vice-president of manufacturing with Fey Industries in Edgerton, MN for 5 years.  Prior to Fey Industries, Mr. Mundt worked for 3M Corporation for 17 years in various engineering and supervisory positions.  Scott is a 1983 graduate of North Dakota State University with a Bachelor of Science in Mechanical Engineering. Mr. Mundt’s employment as Transition Coordinator began on October 17, 2005. On January 1, 2006, he became the General Manager. Mr. Mundt’s duties include the day-to-day management of Dakota Ethanol’s operations. Mr. Mundt has an employment agreement with Dakota Ethanol. Mr. Mundt receives a base salary of $90,000 plus a performance bonus based on a percentage of the ethanol plant’s monthly earnings. In 2006, pursuant to this agreement, Mr. Mundt received total compensation in the amount of $258,817 including employment benefits.

BOARD OF MANAGERS’ MEETINGS AND COMMITTEES

The Board of the Company generally meets on a monthly schedule.  The Board held thirteen (13) meetings during the fiscal year ended December 31, 2006. Each manager attended at least 75% of the meetings of the Board during the fiscal year ended December 31, 2006.

The Board does not have a formalized process for holders of capital units to send communications to the Board. The Board believes this is reasonable given the accessibility of our managers. Members desiring to communicate with the Board are free to do so by contacting a manager via the Company’s website, fax, phone or in writing. The names of our managers are listed on the Company’s website at http://www.dakotaethanol.com/lacp.html.

The Board does not have a policy with regard to managers’ attendance at annual meetings. Last year, all seven (7) of our managers attended the Company’s annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Audit Committee

The audit committee of the Board operates under a charter adopted by the Board, a copy of which was attached to the Information Statement for the 2005 Annual Meeting, filed with the Securities and Exchange Commission on May 2, 2005.  Under the charter, the audit committee must have at least three (3) members.  The Board appointed Ronald Alverson, Todd Brown, Doug Van Duyn, Randy Hansen, Dale Schut, Dale Thompson and Brian Woldt to serve on the audit committee.  The chairperson of the audit committee is Brian Woldt. The audit committee held four (4) meetings during the fiscal year ended December 31, 2006. All of our audit committee members attended at least 75% of the audit committee meetings.

The audit committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, a majority of our audit committee is independent within the definition of independence provided by NASDAQ rules 4200 and 4350. Brian Woldt and Douglas Van Duyn do not qualify as independent directors under the NASDAQ definition because they are also executive officers of the Company.

The Board has determined that we do not currently have an audit committee financial expert serving on our audit committee.  We do not have an audit committee financial expert serving on our audit committee because no member of our Board has the requisite experience and education to qualify as an audit committee financial expert as defined in Item 401 of Regulation S-K and the Board has not yet created a new manager position expressly for this purpose.  The Board intends to consider such qualifications in future nominations to our Board and appointments to the audit committee.

Change in Independent Registered Accountant

For the fiscal year ended December 31, 2006, we decided to change our independent registered public accountants, and accordingly dismissed Eide Bailly, LLP (“Eide Bailly”) on January 8, 2007.  Eide Bailly’s reports on the Company’s financial statements from our inception, including the past two years, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to change independent registered public accountants was recommended and approved by our audit committee.

There were no disagreements with Eide Bailly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Eide Bailly’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report.

We have provided Eide Bailly with the contents of this disclosure and Eide Bailly issued a letter indicating their agreement with this disclosure which was filed with the Commission on a Form 8-K on January 10, 2007.

On January 8, 2007, we engaged McGladrey & Pullen, LLP as our new independent registered public accountant to audit our financial statements.  This engagement was approved by our audit committee.

Audit Committee Report

The audit committee delivered the following report to the Board of the Company on March 16, 2007. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process.  The Company’s independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.  The committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2006.  The committee has discussed with McGladrey & Pullen, LLP, its independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The committee has received and reviewed the written disclosures and the letter to management from McGladrey & Pullen, LLP as required by Independence Standards Board Standard No. 1, and has discussed with the auditors the auditors’ independence.  The committee has considered whether the provision of services by McGladrey & Pullen not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Forms 10-Q are compatible with maintaining McGladrey & Pullen’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee
Ron Alverson
Todd Brown
Douglas Van Duyn
Randy Hansen
Dale Schut
Dale Thompson
Brian Woldt

Independent Registered Public Accounting Firm

The audit committee selected McGladrey & Pullen, LLP as independent registered public accountants for the fiscal year January 1, 2007 to December 31, 2007.  A representative of McGladrey & Pullen, LLP is expected to be present at the annual meeting of members and will have an opportunity to make a statement if so desired.  The representative is also expected to be available for questions from the members.

Audit Fees

The aggregate fees billed by the principal independent registered public accountants, McGladrey & Pullen, LLP, to the Company for the fiscal year ended December 31, 2006 are as follows:

Category	Year	Fees
Audit Fees(1)	2006	$30,000
	2005	$0
Audit-Related Fees	2006	$0
	2005	$0
Tax Fees	2006	$0
	2005	$0
All Other Fees(2)	2006	$20,782
	2005	$0

(1)             Audit fees also consist of review of statutory and regulatory filings and research and consultation related to such filings.

(2)             Other fees for 2006 were related to Sarbanes Oxley Section 404 compliance consulting services.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our Audit Committee pursuant to Company policy requiring such approval.

One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our Audit Committee.

Nomination Committee

The nomination committee oversees the identification, evaluation and recommendation of individuals qualified to be managers of the Company. The major responsibilities of the nomination committee are to:

•       Develop a nomination process for candidates for the Board;

•       Establish criteria and qualifications for membership on the Board;

•       Identify candidates to fill positions on the Board;

•       Fill vacancies on the Board;

•       Recommend to the Board candidates for election or reelection.

The nomination committee operates under a charter adopted by the Board, a copy of which can be found on our website at www.dakotaethanol.com.  The nomination committee is currently comprised of three members of the Company who do not currently serve on the Board. The three Members currently serving are Loren Olson, Dave Wolles, and Donald Johnson, each of whom does not satisfy all of the requirements to be deemed independent under NASDAQ Rule 4200(a)(15).

Nomination Process

The nomination committee generally identifies potential candidates to the Board using two methods. First, the nomination committee solicits Class A members annually to submit nominations of persons to the nomination committee for consideration of being elected to the Board.  Second, the nomination committee attempts to solicit individuals whom it believes would make good candidates to the Board in light of specific qualities, skills or needs of the Board.

Before the nomination committee approves and recommends any person for nomination, the person must meet certain minimum qualifications. The person must have no criminal record or disciplinary history pertaining to certain specified acts or events; the person must be “independent” as defined by the SEC and NASDAQ, except that a person is not prohibited from serving if he or she receives payment from the Company for the delivery and sale of corn to the Company; the person must satisfactorily complete a nomination application that requests certain personal background information, including employment history, educational background and community or organization involvement; and the person must possess certain general qualities including superb ethics, loyalty and commitment, a willingness to act on and be accountable for decisions, an ability to analyze and communicate effectively, and an ability to work well with others.

In preparation of the 2007 Annual Meeting, the nomination committee actively solicited all members to submit nominations to the Board. On or around February 15, 2007, the nomination committee notified all members of the opportunity to submit nominations to the Board for the 2007 Annual Meeting and election through a notice in the Company’s newsletter. Members were required to return a nomination application to the nomination committee no later than April 1, 2007. In response to this notice, the nomination committee received a total of six nominations from the members, one of whom is an incumbent of the Board.

The nomination committee approved and recommended to the Board that the six nominees submitted by the members be included on the ballot for the 2007 Annual Meeting and election. Detailed information about each nominee is provided above in the “Information about Nominees” section.

Compensation Committee

The Company does not currently have a standing compensation committee.  The entire Board of the Company serves as the compensation committee and makes all compensation awards.  The Company believes this is appropriate because of the relatively straightforward system of compensation the Company utilizes.  Since the Company does not currently have a compensation committee, we do not have a compensation committee charter.  The Board expects in the future to appoint a compensation committee and adopt a compensation committee charter.  Brian Woldt and Douglas Van Duyn sit on the Board and therefore the compensation committee and are not considered independent under the NASDAQ Rule 4200(a)(15) definition due to the fact that they are executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

As stated above, we do not have a standing compensation committee.  Our Board makes all compensation decisions with respect to our managers, executive officers and employees.  Our executive officers do not currently receive any compensation for their positions as executive officers.  Douglas Van Duyn is currently our principal executive officer and Brian Woldt is currently our principal financial officer and are not considered independent under the NASDAQ Rule 4200(a)(15) definition of independence.

SUMMARY COMPENSATION TABLE

The following table sets forth all the compensation paid by us to our principal executive officer our principal financial officer and our general manager Scott Mundt during the years ended December 31, 2006, 2005 and 2004.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Douglas Van Duyn	2006	—	—	*1,300	1,300
Principal Executive Officer	2005	—	—	*1,346	1,346
	2004	—	—	*1,750	1,750
Brian Woldt	2006	—	—	*1,200	1,200
Principal Financial Officer	2005	—	—	*1,554	1,554
	2004	—	—	*1,270	1,270
Scott Mundt	2006	90,000	***156,156	**12,661	258,817
General Manager	2005	18,750	***5,540	**411	24,701
	2004	—	—	—	—

*                                         Consists of fees and expense reimbursement paid to Messrs. Van Duyn and Woldt for serving on the Board including board member fees and communication allowance.

**                                    Consists of perquisites including medical and health insurance, life insurance, and a qualified retirement plan.

***                             Mr. Mundt receives a cash bonus at a rate of three tenths of one percent (0.3%) of our monthly adjusted earnings as that term is defined in Mr. Mundt’s employment agreement.

Only Scott Mundt, our general manager received compensation in excess of $100,000 during any of the fiscal years ended December 31, 2006, 2005 and 2004.

We have not issued either directly or as part of a long-term incentive plan, any options or stock appreciation rights to any executive officer or manager on the Board.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objective

The Company pursues a compensation objective that allows for maximum transparency to our members and allows for performance based compensation. Currently, the Company only provides for cash compensation, either in the form of base salaries or cash performance bonuses. The Company currently does not have any unit option compensation or stock appreciation right compensation. We believe this allows our members to fully understand the compensation we pay to our executive officers, directors and employees. We currently only have one employment agreement and that is with our general manager Scott Mundt. The rest of our employees do not have employment contracts. Other than Mr. Mundt, none of our executive officers, directors or employees receives compensation in amounts greater than $100,000. Our Board makes executive compensation decisions based on market rates for similarly qualified individuals in our field and strives to provide comparable compensation to other companies in our industry. Our Board makes all executive compensation decisions.

Additionally, we compensate members of our board of managers at a fixed rate based on the number of meetings each attends and for certain out of pocket expenses. Our managers do not receive any additional performance based compensation including any stock options or stock appreciation rights.

Mr. Mundt, our general manager receives a cash bonus based on the performance of the ethanol plant. The Board believes this is important in order to encourage the efficient operation of the ethanol plant and to institute accountability between performance and compensation for our general manager. In addition to the performance based cash bonus Mr. Mundt receives, all of our other employees receive an annual cash bonus equal to one percent of the net income of our plant. This cash bonus is split equally among all qualifying employees who have been employed at the ethanol plant for at least six months. The Company feels that this cash bonus compensation provides an incentive to our employees to operate the plant in an efficient manner and ties bonus compensation to the performance of our ethanol plant.

The fact that we only have one employment contract and do not offer any option or stock appreciation based compensation allows us to control the level of our compensation on a year to year basis. We only compensate our employees, directors and executive officers based on cash awards and will not therefore have to make any future compensation payments for previous years activities. This allows us to tie our compensation to the year when the services were rendered and our ethanol plant’s performance in that year. The compensation agreements we have entered are negotiated at fixed rates and percentages and do not therefore provide for discretionary compensation. Only decisions of our Board would allow for changes to our compensation arrangements.

Tax Effects of Compensation

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of our compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Board of Managers

Managers of our Board are reimbursed for mileage and actual expenses of attending Board and committee meetings and are provided a per diem fee for services performed on our behalf in the amount of $100 for each regular Board meeting, plus a monthly communications allowance of $25.  In addition, all committee members receive a per diem fee of $50 for each special or committee meeting attended.  The managers of our Board also receive the same membership benefits as other members receive in proportion to their membership interests in the Company.

Members of Dakota Ethanol’s board of managers receive a $100 per diem fee for attending each meeting of Dakota Ethanol’s board of managers.

Executive Officers

Douglas Van Duyn has served as our principal executive officer since March 21, 2003. Mr. Van Duyn does not receive a salary or bonus for his services as principal executive officer.  Mr. Van Duyn has not received any options or other long-term incentive awards and does not receive any health-care, retirement or other benefits, except that he is reimbursed for his out-of-pocket costs and expenses incurred in connection with his position.

Brian Woldt has served as our principal financial officer since 2004. Mr. Woldt does not receive a salary or bonus for his services as principal financial officer.  Mr. Woldt has not received any options or other long-term incentive awards and does not receive any health-care, retirement or other benefits, except that he is reimbursed for his out-of-pocket costs and expenses incurred in connection with his position.

In addition to our executive officers, we have one highly compensated employee. Scott Mundt is our general manager. Mr. Mundt has an employment agreement with Dakota Ethanol. Under his employment agreement, Mr. Mundt receives a base salary and a performance bonus based on the performance of the ethanol plant. In 2006, Mr. Mundt received a base salary of $90,000 and performance compensation of $156,156.

Compensation Committee Report

The compensation committee delivered the following report to the Board of the Company on April 27,2007. The following report of the compensation committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The compensation committee reviews the Company’s compensation process on behalf of the Company. The committee reviewed and discussed with management the Company’s compensation discussion and analysis as of and for the fiscal year ended December 31, 2006. Based on the reviews and discussions referred to above, the compensation committee recommended to the Board that the compensation discussion and analysis referred to above be included in the Company’s information statement for the fiscal year ended December 31, 2006.

Compensation Committee
Ron Alverson
Todd Brown
Douglas Van Duyn
Randy Hansen
Dale Schut
Dale Thompson
Brian Woldt

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the current beneficial ownership of our capital units, both in terms of equity and voting interests, by managers of the Board, executive officers and nominees to the Board. No person, including any group, is known to be the beneficial owner of more than 5% of our capital units.

Title of Class	Name and Address(1) of Beneficial Owner	Amount and Nature of Beneficial Ownership		Equity Percent of Class		Voting Percent of Class
Class A Units	Jay Van Liere(2)	22,000		*	%	*	%
Class A Units	Bruce Kleinjan(2)	45,000	(5)	*		*
Class A Units	Rick Kasperson(2)	80,000	(4)	*		*
Class A Units	Bob Schmidt(2)	20,000	(6)	*		*
Class A Units	Terry Schultz(2)	88,000		*		*
Class A Units	Douglas Van Duyn(2)	115,265		*		*
Class A Units	Ronald Alverson(3)	338,250		1.14		*
Class A Units	Brian Woldt	460,000		1.55		*
Class A Units	Randy Hansen	40,000		*		*
Class A Units	Dale Schut	100,000		*		*
Class A Units	Dale Thompson	265,000		*		*
Class A Units	Todd Brown	180,000		*		*
	Total	1,753,515		5.90		1.2

* Equals Less than 1% of the class.

(1) Addresses for the managers and nominees listed above are set forth under “Information about Nominees” or “Information about Non-nominee Managers.”

(2) Nominee to the Board for the 2007 Annual Meeting.

(3) Represents 338,250 units owned by R.S. Corporation, of which Ronald Alverson is the owner.

(4) Represents 80,000 units owned by the Kasperson Brothers Partnership of which Rick Kasperson is a fifty percent owner.

(5) Includes 20,000 units owned by Kleinjan Grain and Livestock, Inc. of which Bruce Kleinjan is a 74% owner.

(6) Represents 20,000 units owned by B and T Farms, LLC of which Bob Schmidt is a fifty percent owner.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and managers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, managers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and managers, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the individual managers of our Board or nominees to the Board or executive officers, nor the individual managers of the board or executive officers of Dakota Ethanol, have entered into, or anticipate entering into, any contractual or other transactions between themselves, Dakota Ethanol or us, except for corn delivery agreements identical to those provided to other members. As described above with regard to “Executive Compensation,” Lake Area Corn Processors and Dakota Ethanol’s boards of managers receive per diem fees and reimbursement of expenses for their services.

Pursuant to our operating agreement, we may enter into relationships and agreements with certain related parties so long as a majority of disinterested managers approve the relationship or agreement. Our operating agreement requires any agreements we have with our members to be on terms no less favorable than we could receive from a disinterested third party. We have no formal written policy concerning related party transactions, however, we adhere to the requirements of our operating agreement when approving all transactions, including those involving certain parties covered by Item 404 of Regulation S-K. This procedure would be followed for all contractual relationships the Company enters into, including employment agreements, purchase and sale agreements, and compensation agreements.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2006, accompanies the mailing of this Information Statement.

The Company will provide each member solicited a copy of the exhibits to the Form 10-K upon written request and payment of specified fees. The written request for such exhibits should be directed to Alan May, Membership Coordinator, Lake Area Corn Processors, P.O. Box 100, Wentworth, South Dakota 57075. Such request must set forth a good faith representation that the requesting party was a holder of record or a beneficial owner of capital units in the Company on May 1, 2007. The 2006 Annual Report on Form 10-K complete with exhibits is also available at no cost through the EDGAR database available from the SEC’s internet site (www.sec.gov).

MEMBER PROPOSALS

In order to be considered for inclusion in next year’s information statement, member proposals, including manager nominations, must be submitted in writing to the Company by December 28, 2007. The Company suggests that proposals for the 2008 Annual Meeting of members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2008 Annual Meeting of members without including such proposal in the Company’s information statement must provide the Company notice of such proposal no later than December 28, 2007. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2008 Annual Meeting by December 28, 2007, the persons named on the proxy card or ballot accompanying the notice of meeting may vote on any such proposal in their discretion. However, if the Company does not receive notice of a member proposal intended to be submitted to the 2008 Annual Meeting by December 28, 2007, then the persons named on the proxy card may vote on any such proposal in their discretion only if the Company includes in its information statement an explanation of its intention with respect to voting on the proposal.

CODE OF ETHICS

All of the managers of the Company’s Board, officers, and employees, are required to comply with the Company’s Code of Ethics adopted by the Board in 2003. A copy of the Code of Ethics can be obtained without charge by writing to the company at the following address:

Membership Coordinator Lake Area Corn Processors 46269 SD Hwy 34 P.O. Box 100 Wentworth, South Dakota 57075

Amendment to modifications to, and waivers of, the Code of Ethics, will be promptly disclosed to the members, to the extent required under the Exchange Act on a current report on Form 8-K.

FORM OF CLASS A MEMBER—BALLOT

LAKE AREA CORN PROCESSORS, LLC
2007 ANNUAL MEETING

BOARD OF MANAGERS ELECTION

By signing below, I certify that:

•                  I am either the owner or the authorized representative of the owner of Class A Capital Units of Lake Area Corn Processors, LLC, and have full power and authority to vote such capital units; and

•                  I vote such capital units on the following matters as set forth below.

Please place an X or ✓ in the box next to the nominee for which you wish to vote. You must vote for two nominees. If you do not check two boxes, or if you check more than two boxes, your ballot will be void and will not be counted for determining whether a quorum is present.

☐            Jan Van Liere

☐            Bruce Kleinjan

☐            Rick Kasperson

☐            Bob Schmidt

☐            Terry Schultz

☐            Douglas Van Duyn

Date:
Signature

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